Exhibit 99.1

F45 Training Holdings Inc. Reports Second Quarter Fiscal 2021 Results

AUSTIN, Texas – August 26, 2021 – F45 Training Holdings Inc. (“F45” or the “Company”) (NYSE:FXLV), one of the fastest growing fitness franchisors in the United States based on the number of franchises sold, today announced financial results for the fiscal second quarter ended June 30, 2021.

“We are very pleased to report strong second quarter results, underscored by 554 net new franchises sold and 68 net new studio openings. These fantastic net franchise sales and openings numbers demonstrate the strength of our brand and the continued interest F45 has received from investors and entrepreneurs around the world. We have never been more excited about the opportunity we have to transform the health and wellness industry as we expand our footprint and our franchise offerings globally,” said Adam J. Gilchrist, President, CEO and Chairman of F45.

He continued, “Despite the ongoing uncertainty related to COVID-19 and recent Delta variant spread, we remain highly encouraged by the resilience of our franchise network and our members’ enthusiasm to come back to our studios at a very healthy pace. We delivered strong same-store sales growth of 126% during the quarter as global systemwide sales returned to pre-pandemic levels and our United States segment generated historic systemwide sales of $41 million in the quarter.”

“As the broader fitness industry continues to evolve, I’ve never been more excited by F45’s unique strategic position and the opportunity to offer to our growing network of franchisees and members the world’s best workout,” said Mr. Gilchrist.

Q2 2021 Compared to Q2 2020 Fiscal Highlights

•	Total revenue increased 54% to $26.8 million.

•	Same-store sales increased 126%.

•	Net new studio openings totaled 68 compared to 33.

•	Net new franchises sold totaled 554 compared to 100.

•	Reported income from operations of $3.1 million compared to $5.6 million.

•	Adjusted EBITDA increased 7% to $10.7 million(1).

(1)	Please refer to explanation of non-GAAP financial measure for Adjusted EBITDA.

Results for the Second Quarter Ended June 30, 2021

Total revenue increased $9.4 million, or 54%, to $26.8 million from $17.5 million as compared to the second quarter last year.

•

Franchise revenue increased $8.5 million, or 71%, to $20.6 million from $12.1 million in the prior year period. The increase in franchise segment revenue was primarily driven by the increase in the number of franchises sold, as well as a one-time adjustment to revenue recognition related to a change in estimates of approximately $3.0 million. This adjustment is due to a change in estimates related to a subset of franchise contracts, whereby the company recognizes revenue on this subset of agreements consistent with revenue recognition for the remainder of the company’s franchise agreements.

•	Equipment revenue increased $0.9 million, or 16%, to $6.3 million from $5.4 million in the prior year period, driven by increased sales and deliveries of World Packs.

Gross profit increased to $21.6 million, compared to $13.2 million in the second quarter of last year. Gross profit margin was 80.6% for the quarter, a 490 basis points increase from the same period last year. The gross profit margin improvement was primarily driven by higher mix of franchise segment revenue.

Selling, general and administrative (“SG&A”) expenses were $18.6 million, compared to $7.6 million in the second quarter last year. The increase in SG&A expense was primarily due to professional services and other one-time expenses as well as increased brand building investments.

Net loss was $30.5 million, compared to net income of $5.9 million in the second quarter last year.

Adjusted EBITDA was $10.7 million, compared to $10.0 million in the second quarter last year.

Liquidity and Capital Resources

As of June 30, 2021, the Company has approximately $18.2 million of cash and cash equivalents, including restricted cash, and $255 million in total debt, net of unamortized financing costs.

In July 2021, the Company closed its initial public offering (“IPO”) and received net proceeds from the offering of approximately $279.0 million, after deducting underwriting discounts and commissions. The Company used the proceeds from the offering to repay all $190.7 million of outstanding indebtedness, $25.0 million for the acquisition of certain assets of the Flywheel indoor cycling business, $2.4 million in cash bonuses to certain employees, and $2.5 million for expenses incurred with the IPO. In addition, at the time of the IPO closing, all outstanding shares of convertible preferred stock and outstanding convertible notes were converted into common stock.

Additionally, in August 2021, the underwriters in the Company’s IPO partially exercised an overallotment option to purchase an additional 307,889 shares of the Company’s common stock from the Company. The Company received $4.6 million in net proceeds from the purchase of the additional shares after deducting underwriting costs and commissions.

In August 2021, the Company entered into an amended and restated credit agreement (“Credit Agreement”) which amended and restated the Secured Credit Agreement dated September 18, 2019. The Credit Agreement provided for a $90.0 million five-year senior secured revolved facility (“Facility”). The Credit Agreement also provides that, under certain circumstances, the Company may increase the aggregate principal amount of revolving commitments by an agreement amount of up to $35.0 million for a total aggregate commitment of up to $125.0 million. The proceeds from the Facility will be used for general corporate purposes.

Financial Outlook

For the year ending December 31, 2021, the Company expects the following, assuming there is no significant worsening of the COVID-19 pandemic that materially impacts performance, including prolonged studio closures or other mandated operational restrictions:

•	Full-year revenue between $132 million and $137 million.

•	Full-year new net franchises sold of 800 to 850.

•	Full-year new net franchise openings of 220 to 260.

•	Adjusted EBITDA between $50 million and $52 million.

Conference Call

A conference call to discuss the Company’s second quarter results is scheduled for August, 26 2021, at 4:30 P.M ET. To participate, please dial 646-904-5544 or 844-200-6205. The call is also accessible via webcast at https://ir.f45training.com/. A recording will be available shortly after the conclusion of the call. To access the replay, please dial 929-458-6194 and use the passcode 354115. An archive of the webcast will be available on F45 Training Holdings’ investor relations website.

About F45

F45 offers consumers functional 45-minute workouts that are effective, fun and community-driven. F45 utilizes proprietary technologies: a fitness programming algorithm and a patented technology-enabled delivery platform that leverages a rich content database of over 3,900 unique functional training movements to offer new workouts each day and provide a standardized experience across the Company’s global footprint.

Non-GAAP Financial Measures

In addition to reporting our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release presents certain other supplemental financial measures, including Adjusted EBITDA, which is a measurement that is not calculated in accordance with GAAP. Management believes that Adjusted EBITDA is useful to management as it allows investors to evaluate the effectiveness of our business strategies, make budgeting and capital allocation decisions, and compare our performance against that of other peer companies using similar measures. Adjusted EBITDA is defined as net income before interest, taxes, depreciation and amortization and adjusted to exclude the impact of sales tax liability, transaction expenses, certain legal costs and settlements, COVID-19 concessions, growth and new market development expense as well as certain other items identified as affecting comparability, when applicable.

Adjusted EBITDA eliminates non-cash depreciation and amortization expense that results from our capital investments and intangible assets, as well as income taxes, which may not be comparable with other companies based on our tax structure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Other companies may define Adjusted EBITDA differently and, as a result the Company’s measures of Adjusted EBITDA, it may not be directly comparable to those of other companies. A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included at the end of this press release.

Financial Metrics and Other Data

This press release includes several key financial metrics and other data used by the Company management in assessing the Company’s results of operations:

“Initial Studio Openings” means the number of studios that were determined to be first opened during such period. We classify an Initial Studio Opening to occur in the first month in which the studio first generates monthly revenue of at least $4,500. Initial Studio Openings are not adjusted downward for studios that were temporarily closed due to the COVID-19 pandemic or otherwise.

“New Franchises Sold” means, for any specific period, the number of franchises sold during such period using the methodology set forth below for “Total Franchises Sold.”

“Open Studios” means the number of studios that were open for business as of a certain date. A studio may be classified as an Open Studio regardless of whether or not it generated minimum monthly revenue of $4,500. During the COVID-19 pandemic, a significant portion of our network was forced to temporarily close, which reduced the number of Open Studios. As studios re-open in accordance with state and local regulations, they are reflected in the Open Studios figures.

“Same store sales” means, for any reporting period, studio-level revenue generated by a comparable base of franchise studios, which we define as open studios that have been operating for more than 16 months.

“System-wide Sales” are defined as all payments made to our studios and includes payment for classes, apparel and other sales for a given period. We track System-wide Sales as an indication of the strength of our franchisee network.

“Total franchises sold” represents, as of any specified date, (i) the total number of signed franchise agreements in place as of such date for which an establishment fee has been paid and (ii) the total number of franchises committed in a multi-studio agreement in place as of such date for which an upfront payment has been made, in each case that have not been terminated. Each new franchise is included in the number of total franchises sold from the date on which such franchise first satisfies the condition in clause (i) or (ii) above, as applicable. total franchises sold includes franchise arrangements in all stages of development after signing a franchise agreement, and includes franchises with open studios. Franchises are removed from total franchises sold upon termination of the franchise agreement.

“Total Studios” as of any specified date, means the total cumulative Initial Studio Openings as of that date less cumulative permanent studio closures as of that date. Total Studios are not adjusted downward for studios that were temporarily closed due to the COVID-19 pandemic or otherwise.

Forward-Looking Statements

F45’s financial outlook and other statements in this press release that refer to future plans and expectations are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. Words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” “or negatives of these words and variations of such words and similar expressions are intended to identify such forward-looking statements. Statements that refer to or are based on estimates, forecasts, projections, uncertain events or assumptions, including statements relating to F45’s strategy, total addressable market and market opportunity, financial outlook, business plans, future macroeconomic conditions, future impacts of the COVID-19 pandemic, and future products and services, also identify forward-looking statements. All forward-looking statements included in this press release are based on management’s expectations as of the date of this press release and, except as required by law, F45 disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

Forward-looking statements are subject to certain risks, uncertainties and assumptions relating to factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the following: our dependence on the operational and financial results of, and our relationships with, our franchisees and the success of their new and existing studios; our ability to protect our brand and reputation; our ability to identify, recruit and contract with a sufficient number of qualified franchisees; our ability to execute our growth strategy, including through development of new studios by new and existing franchisees; our ability to manage our growth and the associated strain on our resources; our ability to successfully integrate any acquisitions, or realize their anticipated benefits; the high level of competition in the health and fitness industry; economic, political and other risks associated with our international operations; changes to the industry in which we operate; our reliance on information systems and our and our franchisees’ ability to properly maintain the confidentiality and integrity of our data; the occurrence of cyber incidents or a deficiency in our cybersecurity protocols; our and our franchisees’ ability to attract and retain members; our and our franchisees’ ability to identify and secure suitable sites for new franchise studios; risks related to franchisees generally; our ability to obtain third-party licenses for the use of music to supplement our workouts; certain health and safety risks to members that arise while at our studios; our ability to adequately protect our intellectual property; risks associated with the use of social media platforms in our marketing; our ability to obtain and retain high-profile strategic partnership arrangements; our ability to comply with existing or future franchise laws and regulations; our ability to anticipate and satisfy consumer preferences and shifting views of health and fitness; our business model being susceptible to litigation; the increased expenses associated with being a public company; and additional factors discussed in our filings with the Securities and Exchange Commission (the “SEC”). Further, many of these factors are, and may continue to be, amplified by the COVID-19 pandemic. Detailed information regarding these and other factors that could affect F45’s business and results is included in F45’s SEC filings, including in the section titled “Risk Factors” in F45’s Final Prospectus dated July 14, 2021.

F45 Training Holdings Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts and share data)

	June 30, 2021 (unaudited)	December 31, 2020 (audited)
Assets
Current assets:
Cash and cash equivalents	$16,604	$28,967
Restricted cash	1,557	—
Accounts receivable, net	12,683	9,582
Due from related parties	1,855	2,406
Inventories	6,380	4,485
Deferred costs	1,776	1,616
Prepaid expenses	3,795	2,891
Other current assets	8,456	2,452

Total current assets	53,106	52,399
Property and equipment, net	895	884
Deferred tax assets, net	6,940	7,096
Intangible assets, net	21,852	1,758
Deferred costs, net of current	11,834	11,215
Other long-term assets	12,331	5,165

Total assets	$106,958	$78,517

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$26,317	$18,657
Deferred revenue	10,457	3,783
Interest payable	143	250
Current portion of long-term debt	6,977	5,847
Income taxes payable	4,315	3,499

Total current liabilities	48,209	32,036
Deferred revenue, net of current	7,508	10,312
Long-term derivative liability	85,243	36,640
Long-term debt, net of current	248,354	236,186
Other long-term liabilities	26,464	4,890

Total liabilities	415,778	320,064
Commitments and contingencies (Note 11)
Convertible preferred stock, $0.0001 par value; 9,854,432 shares issued and outstanding as of June 30, 2021 and December 31, 2020 (Note 12)	98,544	98,544
Stockholders’ deficit
Common stock, $0.00005 par value; 29,281,514 shares issued and outstanding as of June 30, 2021 and December 31, 2020	1	1
Additional paid-in capital	11,456	11,456
Accumulated other comprehensive loss	(886)	(982)
Accumulated deficit	(243,215)	(175,846)
Less: Treasury stock	(174,720)	(174,720)

Total stockholders’ deficit	(407,364)	(340,091)

Total liabilities, convertible preferred stock and stockholders’ deficit	$106,958	$78,517

F45 Training Holdings, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE (LOSS) INCOME

(in thousands, except share amounts and share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues:
Franchise (Related party: $50 and $137 for the three months ended June 30, 2021 and 2020, respectively, and $100 and $234 for the six months ended June 30, 2021 and 2020, respectively)	$20,581	$12,061	$33,737	$25,699
Equipment and merchandise (Related party: $0 and $112 for the three months ended June 30, 2021 and 2020, respectively, and $0 and $112 for the six months ended June 30, 2021 and 2020, respectively)	6,251	5,397	11,286	16,601

Total revenues	26,832	17,458	45,023	42,300
Costs and operating expenses:
Cost of franchise revenue (Related party $2,144 and $0 for the three months ended June 30, 2021 and 2020, respectively, and $0 and $12 for the six months ended June 30, 2021 and 2020, respectively)	1,462	1,410	2,676	4,594
Cost of equipment and merchandise (Related party:$0 and $265 for the three months ended June 30, 2021 and 2020, respectively, and $2,144 and $1,316 for the six months ended June 30, 2021 and 2020, respectively)	3,739	2,832	6,920	9,163
Selling, general and administrative expenses	18,562	7,633	35,390	21,624

Total costs and operating expenses	23,763	11,875	44,986	35,381

Income (losses) from operations	3,069	5,583	37	6,919
Loss on derivative liabilities	23,098	—	48,603	—
Interest expense, net	8,853	421	17,268	799
Other income, net	329	(2,258)	620	(577)

(Loss) income before income taxes	(29,211)	7,420	(66,454)	6,697
Provision for income taxes	1,313	1,552	915	1,562

Net (loss) income	$(30,524)	$5,868	$(67,369)	$5,135

Other comprehensive income (loss)
Unrealized gain (loss) on interest rate swap, net of tax	132	123	203	(727)
Foreign currency translation adjustment, net of tax	(74)	(1,845)	(106)	(564)

Comprehensive (loss) income	$(30,466)	$4,146	$(67,272)	$3,844

Per share data:
Net (loss) income per share
Basic and diluted	(1.04)	0.08	(2.30)	0.07
Weighted average shares outstanding
Basic and diluted	29,281,514	58,000,000	29,281,514	58,000,000

F45 Training Holdings Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net (loss) income	$(67,369)	$5,135
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation	130	216
Amortization of intangible assets	1,247	261
Amortization of deferred costs	725	685
Provision for inventories	149	—
Accretion of debt discount	2,983	—
Loss on derivative liabilities	48,603	—
Paid in kind interest accrual	12,851	—
Bad debt expense	3,514	1,917
Gain and loss on disposal of property and equipment	6	—
Deferred income taxes	—	13
Unrealized foreign currency transaction gains (losses)	185	(556)
Changes in operating assets and liabilities:
Due from related parties	549	163
Accounts receivable, net	(6,715)	(2,576)
Inventories	(2,125)	(3,001)
Prepaid expenses	(934)	172
Other current assets	(3,722)	(1,989)
Deferred costs	(1,280)	(2,590)
Other long-term assets	(7,234)	(2,499)
Accounts payable	5,351	(1,410)
Deferred revenue	3,912	(6,354)
Interest payable	(107)	171
Income tax payable	702	1,633
Other long-term liabilities	1,000	68

Net cash used in operating activities	(7,579)	(10,541)

Cash flows from investing activities
Purchases of property and equipment	(345)	(302)
Disposal of property and equipment	19	2
Purchases of intangible assets	(576)	(577)

Net cash used in investing activities	(902)	(877)

Cash flows from financing activities
Borrowings under revolving facility	—	8,145
Repayments under term facility	—	(1,500)
Repayment of 1st Lien Loan	(2,625)	—
Proceeds from Paycheck Protection Program loan	—	2,065
Deferred offering costs	—	(440)

Net cash (used in) provided by financing activities	(2,625)	8,270

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	300	(291)

Net decrease in cash, cash equivalents, and restricted cash	(10,806)	(3,439)
Cash, cash equivalents, and restricted cash at beginning of period	28,967	8,267

Cash, cash equivalents, and restricted cash at end of period	$18,161	$4,828

Supplemental disclosures of cash flow information
Income taxes paid	$—	$632
Interest paid	1,109	600

	Six Months Ended June 30,
	2021	2020
Supplemental disclosure of noncash financing and investing activities:
Liability assumed on intellectual property license agreement with FW SPV II LLC (Note 4)	20,790	—
Intangible assets included in accounts payable and accrued expenses	—	46
Deferred offering costs included in accounts payable and accrued expenses	2,248	1,531

REGIONAL SEGMENT INFORMATION

(in thousands)

(unaudited)

	For the Three Months Ended June 30, 2021			For the Three Months Ended June 30, 2020
	Revenue	Cost of revenue	Gross profit	Revenue	Cost of revenue	Gross profit
United States:
Franchise	$11,741	$1,308	$10,433	$7,461	$1,158	$6,303
Equipment and merchandise	4,523	2,437	2,086	1,383	678	705

	$16,264	$3,745	$12,519	$8,844	$1,836	$7,008

Australia:
Franchise	$4,420	$94	$4,326	$2,089	$173	$1,916
Equipment and merchandise	689	514	175	960	902	58

	$5,109	$608	$4,501	$3,049	$1,075	$1,974

Rest of World:
Franchise	$4,420	$60	$4,360	$2,511	$80	$2,431
Equipment and merchandise	1,039	788	251	3,054	1,252	1,802

	$5,459	$848	$4,611	$5,565	$1,332	$4,233

Consolidated:
Franchise	$20,581	$1,462	$19,119	$12,061	$1,411	$10,650
Equipment and merchandise	6,251	3,739	2,512	5,397	2,832	2,565

	$26,832	$5,201	$21,631	$17,458	$4,243	$13,215

	For the Six Months Ended June 30, 2021			For the Six Months Ended June 30, 2020
	Revenue	Cost of revenue	Gross profit	Revenue	Cost of revenue	Gross profit
United States:
Franchise	$18,756	$2,330	$16,426	$15,709	$4,089	$11,620
Equipment and merchandise	7,004	3,915	3,089	7,462	3,704	3,758

	$25,760	$6,245	$19,515	$23,171	$7,793	$15,378

Australia:
Franchise	$7,709	$272	$7,437	$4,840	$332	$4,508
Equipment and merchandise	1,528	1,321	207	2,478	2,184	294

	$9,237	$1,593	$7,644	$7,318	$2,516	$4,802

Rest of World:
Franchise	$7,272	$73	$7,198	$5,150	$174	$4,976
Equipment and merchandise	2,754	1,685	1,070	6,661	3,275	3,386

	$10,026	$1,758	$8,268	$11,811	$3,449	$8,362

Consolidated:
Franchise	$33,737	$2,676	$31,061	$25,699	$4,595	$21,104
Equipment and merchandise	11,286	6,920	4,366	16,601	9,163	7,438

	$45,023	$9,596	$35,427	$42,300	$13,758	$28,542

TOTAL FRANCHISES SOLD

(unaudited)

	Three Months Ended June 30, 2021				Three Months Ended June 30, 2020				Year Ended December 31, 2020
	U.S.	Australia	ROW	Total	U.S.	Australia	ROW	Total	U.S.	Australia	ROW	Total
Total Franchises Sold, beginning of period	941	676	630	2,247	826	653	480	1,959	814	643	435	1,892
New Franchises Sold, net(a)	438	109	7	554	20	14	66	100	117	36	199	352
Total Franchises Sold, end of period	1,379	785	637	2,801	846	667	546	2,059	931	679	634	2,244

TOTAL NUMBER OF STUDIOS

(unaudited)

	Three Months Ended June 30, 2021				Three Months Ended June 30, 2020				Year Ended December 31, 2020
	U.S.	Australia	ROW	Total	U.S.	Australia	ROW	Total	U.S.	Australia	ROW	Total
Total Studios, beginning of period	518	617	352	1,487	376	593	273	1,242	320	581	239	1,140
Initial Studio Openings, net	38	11	19	68	20	2	11	33	166	35	96	297
Total Studios, end of period	556	628	371	1,555	396	595	284	1,275	486	616	335	1,437

GAAP to Non-GAAP Reconciliation

(in thousands, except share amounts and share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(dollars in thousands, except per share amounts)
Net (loss) income	(30,524)	5,868	(67,369)	5,135
Net interest expense	8,853	421	17,268	799
Provision for income taxes	1,313	1,552	915	1,562
Depreciation and amortization	1,173	249	1,377	477
Amortization of deferred costs	277	359	725	685

EBITDA	(18,908)	8,449	(47,084)	8,658

Sales tax reserve (a)	147	12	247	515
Transaction fees (b)	1,749	1,214	3,331	2,656
Loss (gain) on derivative liability (c)	23,098	—	48,603	—
Certain legal costs and settlements (d)	866	351	3,423	781
Forgiveness of loans to directors (e)	—	—	—	—
Recruitment (f)	53	—	53	—
Inventory write-off (g)	—	—	—	—
COVID concessions (h)	1,851	—	4,333	—
Relocation (i)	183	18	252	30
Development costs (j)	1,617	—	2,788	—

Adjusted EBITDA	10,676	10,026	15,946	12,640

Investor and Media Relations:

Bruce Williams, Managing Director

ICR, Inc.

F45IR@icrinc.com

332-242-4303

Source: F45 Training Holdings Inc.